         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 2008
                                                           REGISTRATION NO. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               __________________

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               __________________


                                  RADNET, INC.
             (Exact name of registrant as specified in its charter)

                  NEW YORK                                    13-3326724
      (State or other jurisdiction of                      (I.R.S. Employer
       incorporation or organization)                    Identification No.)

             1510 COTNER AVENUE

          LOS ANGELES, CALIFORNIA                               90025
  (Address of Principal Executive Offices)                    (Zip Code)

                               __________________

                     RADNET, INC. 2006 EQUITY INCENTIVE PLAN

    WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN RADNET, INC. AND DEREK
                          BOMAR, DATED JANUARY 8, 2007

 WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX HEALTH SYSTEMS,
            INC. ("PRIMEDEX") AND DEREK BOMAR, DATED OCTOBER 20, 2005

 WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND JUNE W. CHEN,
                              DATED MARCH 14, 2006

 WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND JOHN V. CRUES,
                               DATED JUNE 7, 2005

  WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND LAWRENCE L.
                          LEVITT, DATED MARCH 28, 2006

  WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND LAWRENCE L.
                          LEVITT, DATED MARCH 14, 2005

   WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND JEFFREY L.
                          LINDEN, DATED APRIL 28, 2006

WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND JUDITH G. ROSE,
                               DATED JUNE 7, 2005

 WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND MARK STOLPER,
                              DATED JULY 30, 2004

 WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND MARK STOLPER,
                              DATED JULY 30, 2004

 WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND MARK STOLPER,
                              DATED MARCH 1, 2004

 WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND MARK STOLPER,
                              DATED JULY 11, 2006

WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND DAVID L. SWARTZ,
                              DATED MARCH 28, 2006

WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND DAVID L. SWARTZ,
                               DATED JULY 8, 2005

WARRANT TO PURCHASE SHARES OF COMMON STOCK BETWEEN PRIMEDEX AND DAVID L. SWARTZ,
                              DATED MARCH 1, 2004

                            (Full title of the plans)
                               __________________

                             HOWARD G. BERGER, M.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  RADNET, INC.
                               1510 COTNER AVENUE
                         LOS ANGELES, CALIFORNIA, 90025
                     (Name and Address of Agent For Service)

                                 (310) 478-7808
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                          LINDA GIUNTA MICHAELSON, ESQ.
                     SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
                      1901 AVENUE OF THE STARS, SUITE 1600
                          LOS ANGELES, CALIFORNIA 90067
                               __________________


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer |_|    Accelerated filer |X|   Non-accelerated filer |_|
Smaller reporting company |_|                             (Do not check if a
                                                           smaller reporting
                                                              company)

                                             CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                            PROPOSED
                                                                            MAXIMUM         PROPOSED MAXIMUM
                                                      AMOUNT TO BE      OFFERING PRICE     AGGREGATE OFFERING          AMOUNT OF
     TITLE OF  SECURITIES TO BE REGISTERED(1)        REGISTERED (4)        PER SHARE              PRICE             REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0001 per share: To be       500,000 shares        $  5.685 (5)       $    2,842,500(5)         $   111.71
   issued under the RadNet, Inc. 2006 Equity
   Incentive Plan (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0001 per share: In        1,000,000 shares        $  5.755 (6)       $    5,755,000(6)         $   226.18
   respect of stock options (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0001 per share:
   subject to the outstanding warrants under the:
      Warrant between RadNet, Inc.  and Derek
      Bomar, dated January 8, 2007                     250,000 shares        $   4.74 (7)       $    1,185,000(7)         $    46.57
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and Derek Bomar,         50,000 shares        $   0.60 (7)       $       30,000(7)         $     1.18
      dated October 20, 2005
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and June W. Chen,
      dated March 14, 2006                              60,000 shares        $   0.80 (7)       $       48,000(7)         $     1.89
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and John V. Crues,
      dated June 7, 2005                               250,000 shares        $   0.72 (7)       $      180,000(7)         $     7.07
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and Lawrence L.
      Levitt, dated March 28, 2006                      25,000 shares        $   1.00 (7)       $       25,000(7)         $     0.98
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and Lawrence L.
      Levitt, dated March 14, 2005                      25,000 shares        $   0.64 (7)       $       16,000(7)         $     0.63
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and Jeffrey L.
      Linden, dated April 28, 2006                     250,000 shares        $   2.52 (7)       $      630,000(7)         $    24.76
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and Judith G.
      Rose, dated June 7, 2005                          40,000 shares        $   0.72 (7)       $       28,800(7)         $     1.13
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and Mark Stolper,
      dated July 30, 2004                              100,000 shares        $   0.60 (7)       $       60,000(7)         $     2.36
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and Mark Stolper,
      dated July 30, 2004                              225,000 shares        $   0.60 (7)       $      135,000(7)         $     5.31
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and Mark Stolper,
      dated March 1, 2004                               25,000 shares        $   1.20 (7)       $       30,000(7)         $     1.18
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and Mark Stolper,
      dated July 11, 2006                              100,000 shares        $   3.10 (7)       $      310,000(7)         $    12.18
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and David L.
      Swartz, dated March 28, 2006                      25,000 shares        $   1.00 (7)       $       25,000(7)         $     0.98
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and David L.
      Swartz, dated July 8, 2005                        25,000 shares        $   0.80 (7)       $       20,000(7)         $     0.79
------------------------------------------------------------------------------------------------------------------------------------
      Warrant between Primedex and David L.
      Swartz, dated March 1, 2004                       25,000 shares        $   1.20 (7)       $       30,000(7)         $     1.18
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        TOTAL                                        2,975,000 shares                 N/A       $   11,350,300            $   446.08
====================================================================================================================================

(1) The securities to be registered include warrants and options and rights to acquire Common Stock.

(2) The RadNet, Inc. 2006 Equity Incentive Plan was formerly known as the Primedex Health Systems, Inc. 2006 Equity Incentive Plan.

(3) Represents shares subject to issuance upon exercise of stock options outstanding under the RadNet, Inc. 2006 Equity Incentive Plan.

(4) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the RadNet, Inc. 2006 Equity Incentive Plan, by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the Registrant's outstanding shares of Common Stock.

(5) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on August 25, 2008.

(6) Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, on the basis of the weighted average exercise price of the outstanding stock options.

(7) Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, on the basis of the respective exercise prices of the outstanding warrants.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PROGRAM ANNUAL INFORMATION.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to
Part I of Form S-8.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Registrant with the Securities and Exchange Commission ("SEC") are hereby incorporated by reference into this Registration Statement:

         (a) Registrant's Annual Report on Form 10-K for its fiscal year ended December 31, 2007, filed with the SEC on April 1, 2008 (amendment to report filed with the SEC on April 2, 2008);

         (b) Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, filed with the SEC on May 12, 2008 and August 11, 2008, respectively;

         (c) Registrant's Current Reports on Form 8-K filed with the SEC on April 1, 2008, May 13, 2008 and May 29, 2008; and

         (d) The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on February 13, 2007, as amended (File No. 001-33307), including any amendment or reports filed for the purpose of updating such description.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be incorporated by reference into this registration statement from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMES EXPERTS AND COUNSEL.

         The validity of the shares of common stock offered hereby has been passed upon for the Registrant by Jeffrey L. Linden, Esq., General Counsel, of the Company. Mr. Linden is compensated by the Registrant as an officer of the Registrant and is a participant in the RadNet, Inc. 2006 Equity Incentive Plan. As of August 27, 2008, Mr. Linden held 447,500 shares of the Registrant's Common Stock, warrants to purchase 350,000 shares of the Registrant's Common Stock and options to purchase 37,500 shares of the Registrant's Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 721 of the New York Business Corporation Law - hereinafter referred to as the "NYBCL" - provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

         Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

         Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

         Article V of RadNet's By-laws provide that, subject to the conditions and qualifications set forth in the NYBCL, RadNet may indemnify any person made a party to any action or proceeding, whether civil or criminal (including an action by or in the right of any other corporation which that person served in any capacity at RadNet's request), by reason of the fact that he, his testator or intestate, is or was a director or officer of RadNet. Indemnification is only available in instances in which the defendant acted in good faith for a purpose which he/she reasonably believed to be in RadNet's best interest. In criminal actions or proceedings, the defendant additionally must have had no reasonable cause to believe that his/her conduct was unlawful.

         The Registrant maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of RadNet against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person aced in good faith. The premiums for such insurance are paid by RadNet.

         Pursuant to separate indemnification agreements with RadNet, each officer and director of RadNet is indemnified against all liabilities relating to his or her position as an officer or director of RadNet, to the fullest extent permitted under applicable law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

ITEM 9. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 27, 2008.

                                     RADNET, INC.

                                     By: /s/ Howard G. Berger, M.D.
                                         -------------------------------------
                                         Howard G. Berger, M.D.
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Howard G. Berger, M.D. and Mark J. Stolper, jointly and severally, the undersigned's true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities (including the undersigned's capacity as a director and/or officer of RadNet, Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any other registration statement for the same offering, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agent, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.


NAME                                          TITLE                      DATE
----------------------------    ---------------------------------   --------------

/s/ HOWARD G. BERGER, M.D.      President, Chief Executive Officer  August 27, 2008
-------------------------       (Principal Executive Officer) and
HOWARD G. BERGER, M.D.          a Director


/s/ MARK D. STOLPER             Chief Financial Officer             August 27, 2008
-------------------------       (Principal Financial Officer and
    MARK D. STOLPER             Principal Accounting Officer)


/s/ MARVIN S. CADWELL           Director                            August 27, 2008
-------------------------
    MARVIN S. CADWELL

                                                                    August 27, 2008
/s/ JOHN V. CRUES, III, M.D.    Director
---------------------------
    JOHN V. CRUES, III, M.D.


/s/ NORMAN R. HAMES             Chief Operating Officer and         August 27, 2008
-------------------------       Director
    NORMAN R. HAMES

                                                                    August 27, 2008
/s/ DAVID L. SWARTZ             Director
-------------------------
    DAVID L. SWARTZ

                                                                    August 27, 2008
/s/ LAWRENCE L. LEVITT          Director
-------------------------
    LAWRENCE L. LEVITT

                                                                    August 27, 2008
/s/ MICHAEL L. SHERMAN, M.D.    Director
----------------------------
    MICHAEL L. SHERMAN, M.D.


                                INDEX TO EXHIBITS

         The following documents are filed as exhibits to this registration statement or incorporated herein by reference:

--------------------------------------------------------------------------------
EXHIBIT NO.     DESCRIPTION OF DOCUMENT

4.1 Certificate of Incorporation of the Registrant, as amended, incorporated by reference to Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-51870).
4.2 November 17, 1992 Amendment to Certificate of Incorporation incorporated by reference to Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-51870).
4.3 December 20, 2000 Amendment to Certificate of Incorporation incorporated by reference to Exhibit 3.1.3 to Registrant's
                Form 10-K for the fiscal year ended October 31, 2000.
4.4 November 15, 2006 Amendment to Certificate of Incorporation incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed with the SEC on November 28, 2006.
4.5 November 27, 2006 Amendment to Certificate of Incorporation incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K filed with the SEC on November 28, 2006.
4.6             Bylaws of the Registrant, incorporated by reference to Exhibit
                3.1 to the Registrant's Current Report on Form 8-K filed with the SEC on November 21, 2006.
4.7 Specimen certificate representing RadNet, Inc. Common Stock, incorporated by reference to Exhibit 4.1 to the Registrant's Form 10-K for the year ended October 31, 2006.
5.1             Opinion of General Counsel.
23.1 Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.
23.2            Consent of Moss Adams LLP, an Independent Registered Public
                Accounting Firm.
23.3            Consent of General Counsel (included in Exhibit 5.1).
24.1            Power of Attorney  (see signature page).
--------------------------------------------------------------------------------